UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 22, 2015 (July 17, 2015)

Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

999 Peachtree Street, N.E., Ste. 688, Atlanta, GA		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (404) 659-2424

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 20, 2015, Oxford Industries, Inc. (the “Company”) issued a press release announcing that the Company completed the sale of 100% of the equity interests of its Ben Sherman business.

The transaction (the “Disposition”) was completed on July 17, 2015 pursuant to the Agreement for the Sale and Purchase of the Entire Issued Share Capital of Ben Sherman Limited and 100% of the Limited Liability Company Interests in Ben Sherman Clothing LLC, dated July 17, 2015 (the “Sale and Purchase Agreement”), between the Company and Ben Sherman UK Acquisition Limited (the “Purchaser”). Pursuant to the Sale and Purchase Agreement, the enterprise value of the sold business was £40.8 million, with the Company delivering the business to the Purchaser on a debt-free basis. In connection with the consummation of the Disposition, the Purchaser designated its nominee (Ben Sherman US Acquisition, LLC) to purchase the limited liability company interests of Ben Sherman Clothing LLC from the Company.

The final purchase price received by the Company is subject to adjustment based on, among other things, the actual debt and net working capital of the Ben Sherman business on the closing date. The Purchaser’s period for asserting claims against the Company in respect of the Company’s warranties under the Sale and Purchase Agreement, will generally survive for 21 months following the Disposition except that the claims period for specified fundamental warranties (“Fundamental Warranties”) and certain other warranties and obligations (“Specified Obligations”) will survive for longer durations. Except with respect to claims in respect of the Fundamental Warranties and Specified Obligations, the Company’s liability with respect to claims under the Sale and Purchase Agreement is subject to a cap of approximately £8.2 million.

In connection with the consummation of the Disposition, the Company, among other things, entered into a transitional services agreement with the Purchaser pursuant to which the Company and its subsidiaries will provide certain transitional support services (primarily in the United States) to the Purchaser in connection with its operation of the Ben Sherman business following the Disposition. The duration of the transitional services vary but may continue for a period of up to 12 months following the Disposition.

The foregoing summary of certain provisions of the Sale and Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement. The Sale and Purchase Agreement is filed as Exhibit 2.1 of this Current Report on Form 8-K and is incorporated herein by reference.

The Sale and Purchase Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide factual information about the Company. The warranties and covenants contained in the Sale and Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Sale and Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the contracting parties in connection with the execution of the Sale and Purchase Agreement. The warranties may have been made for the purposes of allocating contractual risk between the parties to the Sale and Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders of the Company are not third party beneficiaries under the Sale and Purchase Agreement and should not rely on the warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the warranties may change after the date of the Sale and Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01. Completion of Acquisition or Disposition of Assets.
The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01 as if fully set forth herein.

Pro forma financial information with respect to the Disposition is provided in Item 9.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(b)	The Company’s unaudited pro forma condensed consolidated financial statements reflecting the Disposition are attached hereto as Exhibit 99.2 and are incorporated herein by reference.

(d)    Exhibits.

Exhibit No.	Description
2.1
Agreement for the Sale and Purchase of the Entire Issued Share Capital of Ben Sherman Limited and 100% of the Limited Liability Company Interests in Ben Sherman Clothing LLC, dated July 17, 2015, between the Company and Ben Sherman UK Acquisition Limited.

99.1	Press Release issued by Oxford Industries, Inc. on July 20, 2015.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements of Oxford Industries, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxford Industries, Inc.

Date: July 22, 2015	By	/s/ Thomas E. Campbell
Name: Thomas E. Campbell
Title: Executive Vice President - Law and Administration, General Counsel and Secretary